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                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-114027 of Cohen & Steers, Inc. of our report dated March 17, 2004 on the consolidated financial statements of Cohen & Steers Capital Management, Inc, and subsidiaries, and to the use of our report dated May 11, 2004 on the statement of financial condition of Cohen & Steers, Inc., appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

New York, NY
May 11, 2004